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                                                                    EXHIBIT 23.3
 H. A. Simons Ltd.
                                                                    Mining Group

111 Dunsmuir Street, Suite 400
Vancouver, B. C. Canada V6B 5W3
604-664-4827
Telex 04-51150
Fax 604-664-3301


February 13, 1997



Echo Bay Mines Ltd.
6400 S. Fiddler's Green Circle
Suite 1000
Englewood, CO  80111

Dear Sirs:

We refer to the report on Form 10-K for the fiscal year ended December 31, 1996 of Echo Bay Mines Ltd. proposed to be filed with the Securities and Exchange Commission. We hereby consent to the references to our firm and the use of summaries from our report dated November 14, 1996 in such 10-K in "Business and Properties--Reserves", "--Other Mineralization" and "--Construction Programs-- Aquarius/Paredones Amarillos." We also consent to the incorporation by reference of such reference and summaries in the Registration Statement
(Form S-3 No. 33-77738) and related prospectus of Echo Bay Mines Ltd.
and Echo Bay Resources, Inc., the Registration Statement (Form S-8 No. 2-84687) pertaining to the Employee Share Incentive Plan of Echo Bay Mines Ltd. and the Registration Statement (Form S-8 No. 33-91696) pertaining to the Director Equity Plan and amending the Employee Share Incentive Plan of Echo Bay Mines Ltd.

We also confirm to you that we have read such Form 10-K and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of preparing such report.



Yours truly,
H. A. SIMONS LTD.


/s/  Brian McEwen

Brian McEwen
Chief Geologist
Mining Group